Exhibit 10.45

MAIN STREET RESTAURANT GROUP, INC

CHANGE OF CONTROL POLICY

I.	POLICY

To provide financial assistance and benefits to full-time employees at Main Street Restaurant Group, Inc’s., (“Main”) corporate headquarters who are employed at the Director, Sr. Director, Vice-President or Executive Vice-President level under the circumstances defined as a Qualifying Event in Paragraph II below, as a result of a change of control (defined hereafter) of Main’s Board of Directors or controlling Stockholders. Change of Control (COC) shall be deemed to mean that the control of the Board of Directors by the controlling Stockholders (stockholders who either collectively or individually own in excess of 15% of Main’s voting stock and who alone or in concert with other Stockholders are able to implement a Qualifying Event) is different than that existing on the effective date of this Policy.

II.	PURPOSE

The intent of this Policy is to provide compensation to affected employees in the event of the occurrence of the three events described hereafter, (“Qualifying Event”). This Policy will take precedent over Main’s normal severance policy for affected employees unless such normal severance policy would provide greater compensation. Qualifying Events are as follows:

A.
Due to a Change in Control, employees at Main’s corporate headquarters who are employed at the Director, Vice-President or Executive Vice-President level are NOT offered a comparable position at the same rate of pay and with the same level of responsibility by the new control group;

B.	A Director, Vice-President or Executive Vice-President level employee’s employment with Main is eliminated within six (6) months of the occurrence of a Change of Control; or

C.	Within six months after a Change of Control, Main’s corporate headquarters is moved from its current location to a location outside of Maricopa County, Arizona.

III.	ELIGIBILITY

This policy covers full-time employees at the Director, Vice-Present and Executive Vice-President level employed at Main’s corporate headquarters’ during a Qualifying Event. The policy excludes voluntary resignations or any separation or termination that does not result from a Qualifying Event. There is no Qualifying Event if there is a written commitment on the part of a new control group to offer employment to employees covered by this Policy, unless the event described in II. C above occurs.

III. BENEFIT CALCULATION

A.
Main Directors and Senior Directors meeting the eligibility requirements of the Policy will receive three (3) months of base pay compensation and accelerated vesting of all un-vested options or restricted stock in the event of the occurrence of a Qualifying Event.

B.
Main Vice Presidents meeting the eligibility requirements of the Policy are eligible to receive six (6) months of base pay compensation and accelerated vesting of all un-vested options or restricted stock in the event of the occurrence of a Qualifying Event.

C.
Main Executive Vice Presidents meeting the eligibility requirements of the Policy are eligible to receive twelve (12) months of base pay compensation and accelerated vesting of all un-vested options or restricted stock in the event of the occurrence of a Qualifying Event.

Employee Level	COC Severance Pay
Director and Senior Director	3 months base pay compensation and immediate vesting of all un-vested options or restricted stock
Vice-President	6 months base pay compensation and immediate vesting of all un-vested options or restricted stock
Executive Vice-President	12 months base pay compensation and immediate vesting of all un-vested options or restricted stock

General Release and Settlement Agreement
Upon signing a General Release and Settlement Agreement, a covered employee will be entitled to receive compensation under the above guidelines. An employee will have forty-five (45) days to consider the Release after employment termination. After the employee has been given the opportunity to consider the Release and to seek the advice of an independent advisor, the employee may sign the Release prior to the expiration of the 45-day period. An employee will not receive severance pay until the execution and delivery of the Release to Main.

Employees meeting the eligibility requirements of this policy will not be eligible for Main’s standard severance package or any written contracted severance unless such severance is greater than that of the Change of Control Policy severance award. In the event of such case the employee will receive the Company’s standard severance benefit plus 50% of the Change of Control Severance benefit.

IV.	MEDICAL / DENTAL / VACATION BENEFITS

Affected employees may elect to continue current medical and dental benefits for up to eighteen (18) months in accordance with the plan provisions and the Consolidated Omnibus Budget Reconciliation Action of 1985 (COBRA). Main will subsidize the insurance premium for the first three (3) months of the COBRA period, continuing to pay the company’s portion of the premium provided the employee pays the employee portion of the premium. Following the end of the three (3) month subsidized COBRA period, the employee will be responsible to pay the full cost of the premium plus a 2% administrative fee.

Certain other group plan benefits may be converted at the employee’s election and cost. Other benefits are not convertible.

Accrued vacation pay shall be paid to affected employees in addition to any compensation due under this Policy.

V.	EFFECTIVE DATE AND TERMINATION

The effective date of this Policy is November 12, 2005. This policy may be changed, altered or cancelled at any time prior to the occurrence of a Qualifying Event by Main’s CEO and/or Board of Directors, and in the event of such termination no affected employee shall have rights pursuant to this Policy regardless of the occurrence of a Qualifying Event occurring shortly after such termination, unless an employee has a separate written agreement with Main prohibiting such termination.